EXHIBIT (d)(2)

                         GUARANTEED DEATH BENEFIT RIDER






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                             GUARANTEED DEATH BENEFIT RIDER


                             THIS RIDER IS PART OF THE POLICY TO WHICH
                             IT IS ATTACHED. EXCEPT AS OTHERWISE
                             STATED IN THIS RIDER, IT IS SUBJECT TO
                             ALL OF THE PROVISIONS OF THE POLICY.

POLICY NUMBER                [2 000 000]

INSURED                      [John Doe]

RIDER DATE                   [June 1, 2000]

RIDER EXPIRY DATE            [June 1, 2065]

RIDER BENEFIT                Your Policy will not lapse as long as benefits are
                             still provided under this rider. On any Monthly
                             Calculation Day that Your Policy's Cash Surrender
                             Value is not sufficient to pay the required monthly deduction, the Grace Period and Lapse provision of
                             Part 4 of the Policy will not apply, and the Policy will continue during that Policy Month. The monthly deduction will continue to be deducted from the Policy Value to the extent possible, and We will waive any excess of the monthly deduction not covered.

RIDER TERMINATION            This Rider will terminate on the earliest of the
                             following dates:

                             (1)  the Rider Expiry Date shown above;

                             (2) the date of surrender of the Policy;

                             (3) the date of any policy loan; or

                             (4) the date of payment of the Policy's Death
                                 Benefit.



                                      Phoenix Home Life Mutual Insurance Company

                                       /s/ John H. Beers
                                           Secretary

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